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                                                                    EXHIBIT 10.1
                                                                Option Agreement

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                                OPTION AGREEMENT
                                ----------------

This option agreement (the ,,Option Agreement") is entered into as of January 28, 2002, between:

1.  Cybernet Internet Dienstleistungen AG

    Stefan-George-Ring 19-23, D-81929 Munich

                                  (,,Cybernet")

    and

2.  Telehouse Deutschland GmbH

    Hanauer Landstra(beta)e 316-320, D-60314 Frankfurt/Main

                                 ("Telehouse")

         (1. and 2., also, individually a "Party", collectively the "Parties")



                                    Preamble

1. Cybernet is engaged in the internet service providing business and leases premises - which are not owned by Cybernet - for data-centers in Frankfurt, Hamburg and Munich (individually, a "Data-Center" and collectively, the "Data-Centers"). Cybernet is leasing the premises as lessee on the basis of (i) a lease agreement concerning the Frankfurt Data Center with GIP Gewerbe im Park GmbH ("GIP") dated June 7/11, 1999 taken over by Deutsche Immobilien Fonds AG ("DIFA") on the basis of a unilateral transaction dated November 23, 1999 and amended by supplement between Cybernet, DIFA and Telehouse Deutschland GmbH ("Telehouse"), a company with its registered office at Hanauer Landstra(beta)e 316-320, 60314 Frankfurt, dated September 1, 2000 (the "Frankfurt Lease Agreement"), (ii) a lease agreement concerning the Munich Data Center with DIFA dated June 30/July 7, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated November 1, 2000/February 15, 2001 (the "Munich Lease Agreement"), (iii) a lease agreement concerning the Hamburg Data Center with DIFA dated January 27, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated October 18/November 1/December 4, 2000 (the "Hamburg Lease Agreement"), (collectively, the "Lease Agreements"). Cybernet also owns hardware and has equipped the Data-Centers with such hardware in order to let the Data-Centers to third parties.

2. Telehouse operates (i) the Frankfurt Data-Center as a lessee on the basis of a data-center operating agreement with Cybernet dated August 30, 2000 amended by a supplement dated July 2, 2001 (the "Frankfurt Data-Center Agreement"), (ii) the Munich Data-Center on the basis of a data-center operating agreement with Cybernet dated September 29, 2000, amended by a supplement dated July 2, 2001 (the "Munich Data-Center Agreement"), and (iii) the Hamburg Data-Center on the basis of a data-center operating agreement with

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         Cybernet dated September 29, 2000 (the "Hamburg Data-Center
         Agreement"), (collectively, the "Data-Center Agreements").

3. Cybernet leases back from Telehouse co-location areas on the basis of a data center service agreement of July 13, 2001 regarding premises in the Data Centers in Frankfurt and Munich (the "Data Center Service Agreement"), which shall not be affected by this Agreement.

4. The purpose of this Option Agreement is to oblige Cybernet for a limited period of time, as stipulated in this Option Agreement, to enter into a Receivables and Asset Purchase and Transfer Agreement (,,Purchase Agreement") with Telehouse, an entity affiliated with Telehouse or any third party designated by Telehouse (the "Purchaser"). Cybernet shall enter into this Purchase Agreement so that title and possession of all assets and equipment, furniture and fixtures as currently used by Telehouse for the carry on of the business of operating the Data-Centers and which are located in the Data-Centers, and the complete documentation relating thereto (the "Assets") shall be transferred to the Purchaser, or with respect to the possession of the Assets in the event the Purchaser is not Telehouse to Telehouse, who will then continue to operate the Data-Centers on a basis of (i) a lease of the Assets with the Purchaser, and (ii) lease agreements with DIFA directly, eliminating Cybernet as a party to the previously concluded Lease Agreements.


                                    Section 1
                                     Option

Subject to the terms and conditions of this Option Agreement, Cybernet grants Telehouse the option to request Cybernet to enter into and perform the Purchase Agreement as described in more detail below upon execution of the option within the exercising period as defined below ("Option").


                                    Section 2
                              Exercising of Option

1. The period during which Telehouse may exercise the Option shall start with the signing of this Option Agreement and shall expire March 31, 2002, 12:00 Frankfurt time.

2. Exercising of the Option shall be in writing to Cybernet at the address given above.


                                    Section 3
                       Contents of the Purchase Agreement

1. The Purchase Agreement shall have a content as stipulated by Telehouse within the limits as set out below:

1.1 Enabling the Purchaser instead of Cybernet to provide such services and performances which heretofore Cybernet has effected for Telehouse.

         Cybernet shall transfer title (Eigentum) to the Assets and any other rights (including inchoate rights (Anwartschaftsrechte)) with regard to the Assets to the Purchaser and assigns to the Purchaser his claims for delivery of the Assets under ss. 931 German Civil Code. The

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         Purchaser shall accept the transfer of title to the Assets subject to the fulfillment of the closing conditions stipulated in the Purchase Agreement.

1.2 Cybernet shall provide for the transfer of possession (Besitz) of the Assets to the Purchaser, or in the event Telehouse is not the Purchaser, to Telehouse.

1.3 Cybernet shall enter into a termination agreement with (i) Telehouse concerning the termination of all Data-Center Agreements, such termination to take effect on November 30, 2001 at 12:00 o'clock p.m. (the "Effective Date"), and (ii) into a termination agreement with DIFA with respect of each of the Lease Agreements, in order to enable Telehouse to enter into direct lease agreements with DIFA, thus excluding the possibility for Cybernet to remain party or beneficiary of those leases.

1.4 The consideration to be paid by the Purchaser to Cybernet for the termination of the Data-Center Agreements and the termination of the Lease Agreements between Cybernet and DIFA as well as the sale and transfer of the Assets shall be calculated on the basis of a purchase price in the amount of (euro) 33.591.877 as of December 1, 2001 (the "Initial Purchase Price") less (i) monthly (net) payments under the Data-Center Agreements since December 2001 until the Closing Date, (ii) the advanced payment in the amount of (euro) 1.120.690 according to
         Section 4.1 below, plus (i) interest on the Initial Purchase Price since December 1, 2001 until the Closing Date at a rate of 5% p.a.,
         (ii) monthly payments from Cybernet to DIFA under the Lease Agreeements since December 1, 2001 until the Closing Date, and (iii) any applicable VAT.

2. In its provisions the Purchase Agreement shall correspond with the basic structure and the basic provisions of the draft Receivables and Asset Purchase and Transfer Agreement, which is attached as a non-binding example as Exhibit 1, except for the provisions mentioned in this clause. Telehouse may request from Cybernet additions to, or alterations of, the provisions of the attached Purchase Agreement to be concluded by Cybernet with the Purchaser as reasonably requested by the Purchaser taking into account the respective interests of the Parties by finalizing the transaction as described in the preamble. The Purchase Agreement shall not materially deviate in its provisions from the content of Sections 5, 6, 7, 8, 9, 10, 14 of the attached non-binding example which to this extent is explicitly binding. The Parties acknowledge that any reference to sections of the German Civil Code may be adjusted to reflect the changes of the Code itself.


                                    Section 4
                              Payment upon Signing

1. At the signing of this Option Agreement, Telehouse shall pay to Cybernet a deposit in the amount of (euro) 1.120.690 plus applicable VAT, resulting in a total amount of (euro) 1.300.000 (Euro one million three hundred thousand).

2. In the event, Telehouse duly exercises the Option, and the Purchase Agreement is entered into by Cybernet, the consideration as defined in
         Section 1.4 above, shall be reduced by the amount of (euro) 1.120.690.

3. In the event, Telehouse does not duly exercise the Option, and the Purchase Agreement is not entered into by Cybernet, the aforesaid deposit amount of (euro) 1.120.690 shall be set-off against the monthly fee (net) payments to be made by Telehouse to Cybernet under the Data-Center Agreements, for the months of April and May 2002.

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                                    Section 5
                          Governing Law, Jusrisdiction

1. This Option Agreement shall be governed exclusively by German law and construed in accordance with the laws of the Federal Republic of Germany without regard to the conflicts of laws rules and the United Nations Convention on the International Sale of Goods.

2. The regional court of Frankfurt am Main shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Option Agreement.

                                    Section 6
                        In-writing requirement, Exhibits

1. Any amendment or supplement to this Option Agreement must be in writing. This also applies to this section 6.

2.       Any and all Exhibits are part of this Option Agreement.


                                    Section 7
                                Penalty Provision

     In the event the obligations of Cybernet described above arising out of this Option Agreement are not duly met, particularly, but not limited to, in case the Purchase Agreement or any other ancillary agreements described in the Preamble are not duly entered into by Cybernet, it shall be obliged to pay the sum of (euro)300.000 to Telehouse within one month of refusing or not reacting to a demand by Telehouse to enter into a Purchase Agreement as presented by Telehouse, subject to the condition that the Purchase Agreement presented by Telehouse corresponds to the requirements set out in this Option Agreement. The same applies for a refusal by Cybernet to perform any other duty stipulated by this Option Agreement. Notwithstanding the foregoing contractual penalty, Telehouse shall be entitled to any damages which may occur due to a breach of this Option Agreement by Cybernet.

Frankfurt, January 28, 2002



Cybernet Internet Dienstleistungen AG              Telehouse Deutschland GmbH



-----------------------------                      -----------------------------
Andreas Eder, Vorstand



-----------------------------
Thomas Stoek, Vorstand